EXHIBIT 11

                               CELSION CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


                                    Three Months Ended December 31,


                                             1998              1997

Net (loss) income                       ($   547,993)     ($   857,172)

Net (loss) income per common share            (0.014)     ($     0.028)

Weighted average shares outstanding       40,595,255        30,802,001


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